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                            September 29, 2023

       Gerasimos Kalogiratos
       Chief Executive Officer
       Capital Product Partners L.P.
       3 Iassonos Street
       Piraeus, 18537 Greece

                                                        Re: Capital Product
Partners L.P.
                                                            Registration
Statement on Form F-3
                                                            Filed September 25,
2023
                                                            File No. 333-274680

       Dear Gerasimos Kalogiratos:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Michael
Purcell, Staff Attorney, at 202-551-5351 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Richard Pollack